Filed pursuant to Rule 424(b)(3)

Registration No. 333-271393

PROSPECTUS

3,925,492 shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to an aggregate of 3,925,492 shares of our common stock (“Common Shares” or “Common Stock”) consisting of (i) 455,242 shares of Common Stock, (ii) 1,061,164 shares of Common Stock issuable upon the exercise of prefunded warrants with a perpetual term (the “Prefunded Warrants”), (iii) 2,272,723 shares of Common Stock issuable upon the exercise of Common Stock purchase Warrants with a term of five (5) years (the “Warrants”), and (iv) 136,363 shares of Common Stock issuable upon the exercise of the placement agent warrants (the “Placement Agent Warrants”).

We will not receive any proceeds from the sale of the Common Shares by the selling stockholders under this prospectus. Notwithstanding, upon the exercise, for cash, of the: (i) Prefunded Warrants, (ii) Warrants, and (iii) Placement Agent Warrants, we will receive aggregate gross proceeds of approximately $6.45 million.

We have agreed to bear all of the expenses incurred in connection with the registration of these Common Shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the Common Shares.

Sales of the Common Shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholders may sell Common Shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Common Shares, or both. The selling stockholders may sell any, all or none of the securities being registered under this prospectus and we do not know when or in what amount the selling stockholders may sell their shares of Common Stock hereunder following the effective date of the registration statement of which this prospectus forms a part. For additional information about how the selling stockholders may sell or otherwise dispose of their Common Shares, please refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 19.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PALI.” On April 25, 2023, the last reported sale price of our Common Stock was $1.54 per share. You are urged to obtain current market quotations for the Common Stock.

Our principal executive offices are located at 7750 El Camino Real, Suite 2A, Carlsbad, California 92009, telephone number (858) 704-4900.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 8 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 27, 2023.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the Common Stock described in this prospectus. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our Common Shares.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since those dates.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Palisade,” the “Company” and similar designations refer to Palisade Bio, Inc. This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

A prospectus supplement may add to, update, or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets, including any potential revenue generated;

●	future regulatory, judicial, and legislative changes or developments in the United States (“U.S.”) and foreign countries and the impact of these changes;

●	our ability to build our infrastructure in the U.S. and other markets;

●	our ability to compete effectively in a competitive industry;

●	our ability to identify and qualify additional manufacturers to provide API and manufacture drug product;

●	our ability to enter into commercial supply agreements;

●	the success of competing technologies that are or may become available;

●	our ability to attract and retain key scientific or management personnel;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

●	our ability to obtain funding for our operations;

●	our ability to attract collaborators and strategic partnerships; and

●	the impact of the COVID-19 pandemic on our business, and operations, and supply.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

The discussion of risks and uncertainties set forth in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular time. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and incorporated by reference will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may materially impact our business, operations and future prospects. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. Forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, the selling stockholders and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” beginning on page 8 of this prospectus, as well as the information incorporated by reference from our most recent Annual Report on Form 10-K filed with the SEC on March 22, 2023 before making an investment decision. When used in this prospectus, except where the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” “Palisade,” or similar terms refer to Palisade Bio, Inc. Also, any reference to “common share” or “common stock,” refers to our $0.01 par value common stock. All share and per share information contained in this prospectus takes into account the 1-for-50 reverse stock split of our Common Shares effective November 15, 2022.

Overview

We are a biopharmaceutical company focused on developing therapeutics that protect the integrity of the intestinal barrier. We utilize over three decades of research and established science that links the role of intestinal barrier biology and human disease to develop novel therapeutics that target and improve the integrity of the intestinal barrier.

Our approach is founded on the discovery that damage to the intestinal epithelial barrier can result in the leakage of digestive enzymes from the gastrointestinal (“GI”) tract into the peritoneal cavity that can damage tissues and promote inflammation, causing a broad array of acute and chronic conditions. Our goal is to be an industry leader in developing therapies to prevent or treat conditions resulting from intestinal barrier dysfunction and to improve the lives of patients suffering from such conditions.

Our lead therapeutic candidate, LB1148, is a novel oral liquid formulation of the well-characterized digestive enzyme inhibitor tranexamic acid (“TXA”) that is currently being developed for administration prior to surgeries that are at risk of disrupting the intestinal epithelial barrier. By inhibiting the activity of digestive proteases, we believe that LB1148 has the potential to reduce the formation of postoperative adhesions between intra-abdominal tissues and accelerate the time to the return of normal GI function.

We believe that LB1148, if successfully developed and approved, may have the ability to become a suitable treatment option across a broad range of acute and chronic conditions associated with GI barrier dysfunction. Our strategy is to maintain a capital efficient organization focused on pursuing the approval of LB1148 for the reduction of postoperative adhesions following major surgeries. As part of our strategy, we are exploring possible indication expansion, partnering, and out-licensing opportunities and, if advantageous opportunities arise, in-licensing and partnering of other product candidates.

Postoperative Adhesions

Intra-abdominal adhesions are bands of scar tissue that form inside the abdomen. The fibrous bands form between two or more organs and/or surfaces that are not normally connected, causing the surfaces to become bound together. Intra-abdominal adhesions can lead to kinking, twisting, pulling (traction), or compression of the intestines and other organs in the abdomen, causing symptoms and complications, such as pain, bloating, intestinal obstruction or blockage.

Abdominal adhesions are common and often develop after open or laparoscopic abdominal surgery. In surgery with an open approach, the surgeon makes a large incision to open the abdominal cavity, whereas in laparoscopic surgery, the surgeon makes small openings in the abdomen and inserts special tools to view, remove, or repair organs and tissues. Adhesions may arise during these abdominal surgeries by a variety of mechanisms. We believe that injuries resulting from incisions, sutures, surgical manipulation, bleeding, and hypoperfusion can lead to leakage of digestive proteases. Digestive enzymes that escape from the intestine may create proteolytic damage to mesothelial surfaces. The body’s response is to generate scar tissue to heal such damage. As the new scar tissue grows it can connect these surfaces with adhesions. It is estimated that postoperative intra-abdominal adhesions may develop in up to 93% of patients undergoing abdominal or pelvic surgery.

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Although many patients with intra-abdominal adhesions are asymptomatic, a significant portion of patients will develop “adhesive disease,” a symptomatic state inclusive of chronic, highly distressing, and even life-threatening symptoms. Approximately 6% to 10% of these cases require follow-up medical care. Abdominal adhesions are the most common cause of obstruction of the small intestine and can lead to the death of intestinal tissues, peritonitis (an infection of the lining of the abdominal cavity) and, in severe cases, death. In fact, although adhesion related bowel obstruction is the number ten cause of emergent surgery, intestinal obstruction from adhesions is one of the top causes of emergency surgery death in the United States. In women, abdominal adhesions in the abdomen and pelvis can compress, deform, or block parts of the reproductive system and lead to infertility.

Data from preclinical and clinical studies suggest that LB1148 administration may prevent postoperative adhesions in surgical patients. Postoperative adhesions are (i) costly for patients and hospitals; (ii) the number one cause of secondary infertility in women; (iii) the most common cause of bowel obstruction, accounting for up to 75% of cases; and (iv) the tenth most frequent cause of emergency surgeries. They also account for approximately 80% of emergency surgery deaths and more than 400,000 adhesion lysis surgeries annually in the United States.

By preventing or minimizing adhesions in abdominal and pelvic surgery patients, we believe that LB1148 may minimize numerous medical complications and reduce the need for additional surgeries or other treatments, benefiting both patients and providers.

Postoperative Ileus and Return of Bowel Function in Adults

Patients undergoing GI or cardiovascular (“CV”) surgery often experience some degree of GI dysfunction, or delayed return of GI function, manifested by a transient cessation of bowel motility, termed postoperative ileus (“POI”). Bowel function typically returns three to five days after abdominal surgery. However, about 8.5% of abdominal surgery patients experience severe POI that delays the return of bowel function by six or more days. Some procedures result in ileus incident rates of over 20%.

Prolonged POI is a serious complication of GI or CV surgery, resulting in increased morbidity, longer hospital stays, and higher costs. Patients experience bloating and major abdominal pain and, with extended lengths of stay in the hospital, may be at increased risk of hospital acquired infections. The mechanism of POI is likely multifactorial, involving digestive proteases, the nervous system (specifically the autonomic and enteric nervous systems), inflammation (mast cell inflammatory process), hormones, neuropeptides, anesthesia, and when used, narcotics.

There are key criteria for patients to meet prior to discharge following major surgery, which may include return of bowel function, infection source control and pain management. Antibiotics and analgesics can greatly help achieve two of these criteria, yet there is still an unmet need for therapeutics to help improve return of GI function.

Preliminary data from preclinical and clinical studies seem to indicate that LB1148 may protect the mucosal barrier and neutralizes digestive enzyme leakage, and promote return of bowel function after surgery.

By potentially accelerating return of bowel function and thereby reducing length of stay in surgical patients, we believe LB1148 may be able to improve patient outcomes, decrease health care costs, and increase operating margins for providers. Furthermore, we believe that these benefits may extend to patients undergoing GI/abdominal and CV surgery, expediting bowel recovery and return to normal feedings to improve long-term outcomes.

LB1148 has been granted Fast Track designation from the FDA for the treatment of postoperative GI dysfunction (which may present as feeding intolerance, ileus, necrotizing enterocolitis (“NEC”), etc.) associated with gut hypoperfusion injury in pediatric patients who have undergone congenital heart disease repair surgery.

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Our Lead Product Candidate, LB1148

Our lead therapeutic candidate, LB1148, is a novel oral liquid formulation of the well-characterized digestive enzyme inhibitor, TXA, intended to inhibit digestive enzyme activity and preserve gut integrity during intestinal stress resulting from, among other things, reduced blood flow to the intestine, infections, or due to surgery. Peer reviewed publications of third-party research suggest that digestive enzyme leakage from the GI tract increases the incidence of GI and organ dysfunction following these events.

LB1148 is formulated as an aqueous solution for oral (enteral) administration. In addition to TXA, the patented LB1148 formulation contains polyethylene glycol, carbohydrates, and electrolytes. The components of LB1148 are provided as dry powders for reconstitution in water prior to administration. Such reconstitution may be carried out in a pharmacy (by a pharmacist), or in an outpatient setting (by a patient).

The potential of LB1148 relies on its formulation as a liquid composition for oral administration, which is designed to stop the downstream effects of a disruption of the intestinal mucosal barrier. We are not aware of any other approved oral TXA-containing liquid compositions in the marketplace suitable for such administration.

Prevention of Postoperative Abdominal Adhesions: GI Surgery

Adhesion prevalence is reported to be >90% in patients who have undergone abdominal surgery and represents a significant contributory factor to serious complications such as small bowel obstruction, infertility, chronic abdominal pain, subsequent surgery, and other morbidities. On March 16, 2022 we announced data from a pooled-analysis of studies LBS-IST-POI-101 and LBS-POI-201-CN (PROFILE-CN) at the Society of American Gastrointestinal and Endoscopic Surgeons (SAGES) 2022 Annual Meeting. The results from the pooled analysis showed that 8/9 (89%) of subjects in the placebo group versus 2/8 (25%) in the LB1148 group had adhesions observed during a second follow-up surgery, representing a relative risk reduction of 72% (p = 0.0152). The mean total adhesion score which measures both the extent and severity of adhesions was 1.0 (8/8) for LB1148 and 14.3 (129/9) for placebo, representing relative risk reduction of 93% (p = 0.0162). We believe the reduction in the incidence of postoperative intra-abdominal adhesions as well as the reduction in the extent and severity of adhesions provides preliminary evidence of the clinically meaningful efficacy of LB1148 to reduce postoperative adhesions when compared to placebo.

In December 2022, we concluded enrollment of a randomized, double-blind, placebo-controlled, Phase 2 clinical trial of LB1148 in patients undergoing elective bowel resection surgery in the United States to evaluate if patients treated with LB1148 experience fewer postoperative intra-abdominal adhesions compared to placebo treated patients. We have enrolled a total of 35 of the planned 70 patients in this Phase 2 study. Of the patients enrolled, as of March 2, 2023, 31 patients had completed a first surgery, and 19 patients had completed a second surgery, which is primary assessment endpoint for data under the current study protocol. The Company believes that the data collected to date is sufficient for its evaluation purposes, including an evaluation of its risk profile, and for such reason, the Company voluntarily ceased enrollment in the trial. The Company expects to report topline data from the 35 patients in the second quarter of 2023.

The Company is currently planning a dose optimization study for all indications to determine if a different dosing protocol in healthy volunteers would enhance the risk profile of LB 1148 while simultaneously providing efficacy. It is anticipated that this study will generate pharmacokinetic and pharmacodynamic data across multiple doses in patients, with enrollment expected to commence in the second quarter of 2023.

Postoperative Return of Bowel Function: GI Surgery

On July 29, 2021, we and our co-development partner Newsoara announced topline data from a Phase 2 clinical trial (LBS-POI-201-CN (PROFILE-CN)) demonstrating that LB1148 had a statistically significant (p=0.001) effect in accelerating the return of bowel function in patients undergoing elective bowel resection surgery.

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Results from the trial include:

●	A 1.1-day improvement in GI recovery in patients receiving LB1148 vs placebo. The median time to return of bowel function was 2.77 days in patients treated with LB1148 and 3.83 days in those receiving placebo (hazard ratio = 1.886; p = 0.0008).
●	The difference between groups increased at the 3rd quartile (75th percentile), with LB1148 (3.4 days) demonstrating a 1.5-day faster recovery of bowel function compared to placebo (4.9 days).
●	LB1148 was well tolerated with 10.9% and 4.8% of patients in the LB1148 group and placebo group, respectively, experiencing a drug-related adverse event.
●	The most common drug-related adverse events were GI disorders (LB1148 4.7% vs. placebo 3.2%).
●	No drug-related serious adverse events occurred in the trial.

In May 2022, the Company’s co-development partner in China received clearance from the Center for Drug Evaluation (“CDE”) of the National Medical Products Administration (“NMPA”) of the People’s Republic of China to proceed with their Phase 3 clinical trial to evaluate LB1148 for accelerated return of bowel function in adult patients undergoing gastrointestinal surgery. In June 2022, based on data generated by this co-development partner in its earlier Phase 2 study, the Company initiated a Phase 3 clinical trial in the U.S. evaluating LB1148 to accelerate the return of bowel function in adult patients undergoing gastrointestinal surgery. LB1148 also received Fast Track designation from the FDA in November 2022 for the acceleration of time to return of bowel function, as defined as upper and lower GI recovery in adult patients undergoing abdominal surgery.

In late September of 2022, the Board, in connection with a special clinical subcommittee it appointed, initiated a review of the Company’s operations, including its ongoing clinical programs. As part of the review, the Company engaged the services of independent third-party clinical development experts to assist in the review. In October of 2022, the review identified that in 2020, a former member of the Company’s management received unblinded clinical data related to bowel function from a subset of patients in the Company’s ongoing U.S. Phase 2 study.

Upon discovery of this information, the special clinical subcommittee of the Board commenced a thorough review of the Company’s ongoing clinical programs. As a result of the review, the Company determined that the current U.S. Phase 3 study protocol required additional standardization across sites and further clarification in the definition of endpoints to permit an adequate assessment of the efficacy of LB1148 to recover GI function. The Company does not believe that the favorable safety and tolerability profiles of LB1148 were impacted by these findings.

Prior Regulatory History of Third-Party Products with TXA Active Ingredients

The active ingredient in LB1148, TXA, is a marketed drug that has been evaluated in human clinical trials and in tens of thousands of patients. Supporting these observations is also over 40 years of post-marketing data from approved TXA products. Studies and regulatory bodies have suggested that TXA administration, while accompanied by a potential increased risk of thrombosis and rare hypersensitivity, may be generally safe and well-tolerated. TXA is an over-the-counter medicine for treating heavy menses in multiple countries, including the United Kingdom, Canada, Japan, and Sweden.

Company Information

We were originally incorporated in 2001 in the State of Delaware under the name Neuralstem, Inc. In October 2019, we changed our name from Neuralstem, Inc. to Seneca Biopharma, Inc., or Seneca. In April 2021, we effected a merger transaction with Leading Biosciences, Inc., or “LBS”, whereby LBS became a wholly owned subsidiary of Seneca. In April 2021, we changed our name from Seneca Biopharma, Inc. to Palisade Bio, Inc. Our principal executive offices are located at 7750 El Camino Real, Suite 2A, Carlsbad, CA, 92009, our telephone number is (858) 704-4900 and our website address is www.palisadebio.com. The information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

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Subsidiaries

We primarily conduct our operations through LBS, our wholly owned subsidiary.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

Reverse Stock Split

Effective at 5:00 p.m. Eastern Time on Tuesday November 15, 2022, Palisade effected a reverse stock split of its outstanding common stock (“Reverse Split”). As a result of the Reverse Split, each of the Company’s shareholders received one (1) new share of common stock for every fifty (50) shares such shareholder held immediately prior to the effective time of the Reverse Split. The Reverse Split affected all the Company’s issued and outstanding shares of common stock equally. The Reverse Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible securities and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued because of the Reverse Split. Any fractional shares that would have otherwise resulted from the Reverse Split was paid in cash, at an amount equal to the resulting fractional interest in one (1) share of the common stock to which the shareholder would otherwise be entitled, multiplied by the closing trading price of the Common Stock on November 15, 2022. All common stock shares, common stock per share data and shares of common stock underlying convertible preferred stock, stock options and common stock warrants included in these financial statements, including the exercise price of such equity instruments, as applicable, were retrospectively adjusted to reflect the effect of the Reverse Split.

April 2023 Offering

On April 3, 2023, we entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain institutional and accredited investors pursuant to which we agreed to sell and issue, in a registered direct offering (the “Registered Offering”), an aggregate of 756,317 shares of our Common Stock, at a purchase price per share of $2.64. Additionally, in a concurrent private placement, we also agreed to sell and issue to such purchasers, an aggregate of (i) 455,242 unregistered shares of Common Stock, (ii) 1,061,164 Prefunded Warrants to purchase shares of Common Stock at an exercise price of $0.0001 per share, with a perpetual term; and (iii) 2,272,723 Warrants to purchase shares of Common Stock at an exercise price of $2.64 per share and a term of five (5) years (the “Private Offering”) (collectively, Registered Offering and Private Offering are referred to as the “April 2023 Offering”). All of the warrants issued in the Private Offering are immediately exercisable from their date of issuance.

Pursuant to a placement agency agreement dated as of April 3, 2023, we engaged Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), to act as the exclusive placement agent in connection with the April 2023 Offering. We issued Placement Agent Warrants to the Placement Agent to purchase an aggregate of 136,363 shares of our Common Stock. The Placement Agent Warrants have an exercise price of $3.30 per share and a term of five (5) years. The Placement Agent Warrants are immediately exercisable from issuance.

The registration statement of which this prospectus is a part relates to the resale of the (i) shares of Common Stock sold to the selling stockholders in the Private Offering, (ii) shares of Common Stock that may be issued to the selling stockholders in connection with the exercise of the Prefunded Warrants and Warrants issued in Private Offering, and (iii) shares of Common Stock that may be issued in connection with the exercise of the Placement Agent Warrants paid as compensation to the Placement Agent.

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THE OFFERING

Common stock offered by selling stockholders	3,925,492 Common Shares

Terms of the offering	The selling stockholders will determine when and how it will sell the Common Shares offered in this prospectus, as described in the “Plan of Distribution”.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk factors	You should read the “Risk Factors” section included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	“PALI”

Ownership Limitations:	The selling stockholders are prohibited from exercising the Prefunded Warrants, Warrants, and Placement Agent Warrants, as applicable, to the extent that immediately prior to or after giving effect to such exercise, the applicable selling stockholder, together with its affiliates and other attribution parties, would own more than 4.99% (or for certain holders of the Prefunded Warrants, 9.99%, subject to their election at issuance), of the total number of shares of the Company’s Common Stock then issued and outstanding, which percentage may be changed at the selling stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to the Company.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC on March 22, 2023, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Common Stock described in the section entitled “Selling Stockholders” to resell their Common Shares and Common Shares upon the exercise of the Prefunded Warrants, Warrants, and Placement Agent Warrants, as applicable. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of Common Shares by the selling stockholders.

In the event all of the Common Shares and Common Shares underlying the Prefunded Warrants, Warrants, and Placement Agent Warrants are exercised for cash, we will receive aggregate gross proceeds of approximately $6.45 million. Any proceeds from the exercise of these warrants will be used for working capital and general corporate purposes. We cannot predict when or if any of the warrants will be exercised for cash, and it is possible that the warrants may expire and never be exercised (except that the Prefunded Warrants do not expire, though the exercise thereof results in de minimis cash). We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the selling stockholders, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel, or collectively, the “Registration Expenses”. Other than Registration Expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of Common Shares.

MARKET INFORMATION

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI”. As of April 5, 2023, we had approximately 172 stockholders of record.” On April 25, 2023, the last reported sale price for our Common Stock on The Nasdaq Capital Market was $1.54 per share.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, and the other transactions discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2023 and incorporated by reference herein, there have been no transactions since January 1, 2020 that:

(i)	the amounts involved exceeded or will exceed the lesser of (a) $120,000 or (b) 1% of the average of our total assets for the fiscal years ended December 31, 2022 or 2021; and

(ii)	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify its directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

SELLING STOCKHOLDERS

On April 3, 2023, we entered into Securities Purchase Agreements with certain institutional and accredited investors, pursuant to which we agreed to sell and issue, in the Registered Offering pursuant to an effective shelf registration statement on Form S-3 an aggregate of 756,317 Common Shares at a purchase price per share of $2.64.

In the concurrent Private Offering, we offered and sold to the investors (i) 455,242 Common Shares, (ii) Prefunded Warrants to purchase up to 1,061,164 shares of Common Stock and (iii) Warrants to purchase an aggregate of 2,272,723 shares of our Common Stock.

The Prefunded Warrants are immediately exercisable, have a perpetual term, an exercise price of $0.0001 per share, and are subject to adjustment in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and certain fundamental transactions, as more fully described in the Prefunded Warrants.

The Warrants are immediately exercisable, have a term of five (5) years from issuance, an exercise price of $2.64 per share, and are subject to adjustment in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and certain fundamental transactions, as more fully described in the Warrants.

Ladenburg Thalmann & Co. Inc. acted as our exclusive placement agent in connection with the April 2023 Offering. We issued to Ladenburg, Placement Agent Warrants to purchase an aggregate of 136,363 shares of our Common Stock. The Placement Agent Warrants have an exercise price of $3.30 per share and a term of five (5) years.

The Common Shares underlying the Prefunded Warrants, Warrants, and Placement Agent Warrants are referred to collectively as the “Warrant Shares”. The Prefunded Warrants, the Warrants, and the Placement Agent Warrants are referred to as the “April 2023 Warrants”.

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Pursuant to the Private Offering agreements, we agreed to file the registration statement of which this prospectus is a part to register the resale of the (i) shares of Common Stock issued in the Private Offering and (ii) the shares of Common Stock underlying the Prefunded Warrants and Warrants, and to use best efforts to keep such registration statement effective at all times until such date that the applicable Warrant Shares either (i) have been sold, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Pursuant to this prospectus, we are registering the resale of 3,925,492 shares of Common Stock which consist of (i) 455,242 Common Shares and (ii) 3,470,250 Common Shares issuable upon the exercise of the April 2023 Warrants held by the selling stockholders identified below to permit such selling stockholders, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these Common Shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The selling stockholders may sell some, all or none of their respective Common Shares being registered in this registration statement. We do not know how long each of the selling stockholders will hold their Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the Common Shares. The Common Shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of Common Stock each of the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock since the date on which it provided information for this table.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

Under the terms of the April 2023 Warrants and certain other warrants held by the selling stockholders, each selling stockholder may not exercise the April 2023 Warrants or such other warrants held by the selling stockholder to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as indicated in such selling stockholder’s applicable warrant, of our then outstanding Common Stock following such exercise, excluding, for purposes of such determination, Common Stock issuable upon exercise of the April 2023 Warrants and such other warrants held by the selling stockholder, which have not been exercised. The number of shares in the second and fourth columns and the percentage in the fourth column reflect this limitation.

The information in the table below and the footnotes thereto regarding shares of Common Stock to be beneficially owned after the offering assumes the exercise of the April 2023 Warrants by the applicable selling stockholder and the sale of all Common Shares being offered by the applicable selling stockholder under this prospectus.

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
Armistice Capital Master Fund Ltd. (3)	76,140	557,131	633,271	9.99%	1,894,566	399,176	4.99%
3i, LP (4)	44,227	66,287	110,514	1.89%	110,514	-	*
Altium Growth Fund, LP (5)	189,080	104,659	293,739	4.99%	947,282	189,080	2.81%
Lincoln Park Capital Fund, LLC (6)	172,000	122,637	294,637	4.99%	291,764	173,591	2.86%
Warberg WFX LP (7)	66,723	137,713	204,436	3.45%	166,723	37,713	*
Intracoastal Capital, LLC (8)	75,694	192,532	268,226	4.49%	189,140	79,086	1.32%
Boothbay Diversified Alpha Master Fund LP (9)	22,999	34,530	57,529	*	57,469	60	*
Boothbay Absolute Return Strategies, LP (10)	45,125	67,672	112,797	1.93%	112,757	40	*
Kingsbrook Opportunities Master Fund LP (11)	7,570	11,344	18,914	*	18,914	-	*
Ladenburg Thalmann & Co. Inc. (12)	-	270,137	270,137	4.46%	136,363	133,774	2.21%
	699,558	1,564,642	2,264,200	30.82%	3,925,492	1,012,520	11.64%

* Less than 1%.

(1) Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares (“Common Shares”) as to which a shareholder has sole or shared voting power or investment power, and also any Common Shares which the shareholder has the right to acquire within 60 days, including upon exercise of Common Share purchase options or warrants. There were 5,781,919 Common Shares outstanding as of April 5, 2023. All shares referenced below are Common Shares.

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(2) Includes the sale of all Common Shares and Common Shares underlying Prefunded Warrants, Warrants, and Placement Agent Warrants registered herein.

(3) The shares being registered include the following: (i) 76,140 Common Shares, (ii) 682,063 Common Shares underlying Prefunded Warrants and (iii) 1,136,363 Common Shares underlying Warrants. The 682,063 Prefunded Warrants are subject to 9.99% maximum beneficial ownership limitation and the Warrants are subject to 4.99% maximum beneficial ownership limitation (subject to increase to 9.99% on 61 days notice). The total shares owned before the sale excludes 1,885,492 common shares underlying common stock purchase warrants consisting of (i) 124,932 of the Prefunded Warrants from the Private Placement that would be in excess of the 9.99% beneficial ownership limitation, (ii) the 1,136,363 Warrants, (iii) 250 common stock purchase warrants previously owned with an exercise price of $4,500 per share, (iv) 45,000 common stock purchase warrants previously owned with an exercise price of $55.00 per share, and (v) 578,947 common stock purchase warrants previously owned with an exercise price of $2.375 per share. The total shares owned after the sales excludes 225,021 of the previously described common stock warrants having an exercise price of $2.375 per share as they are in excess of the 4.99% beneficial ownership limitation. The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4) The shares being registered include the following: (i) 44,227 Common Shares and (ii) 66,287 Common Shares underlying Prefunded Warrants. Maier J. Tarlow has voting and dispositive control with respect to the securities being offered.

(5) The shares being registered include the following: (i) 379,101 Common Shares underlying Prefunded Warrants and (ii) 568,181 Common Shares underlying Warrants. The total shares owned before the sale excludes 842,623 common shares underlying common stock purchase warrants consisting of (i) 274,442 of the Prefunded Warrants that would be in excess of the 4.99% beneficial ownership limitation, and (ii) the 568,181 Warrants. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of the Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

(6) The shares being registered include the following: (i) 116,764 Common Shares and (ii) 175,000 Common Shares underlying Warrants. The total shares owned before the sale excludes 170,718 of the Warrants that would be in excess of the 4.99% beneficial ownership limitation. Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park are deemed to be beneficial owners of all of the Common Shares owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power.

(7) The shares being registered include the following: (i) 66,723 Common Shares, (ii) 100,000 Common Shares underlying Warrants. Daniel Warsh has voting and dispositive control with respect to the securities being offered.

(8) The shares being registered include the following: (i) 75,694 Common Shares and (ii) 113,446 Common Shares underlying Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 193, as amended) of the securities reported herein that are held by Intracoastal.

(9) The shares being registered include the following: (i) 22,999 Common Shares and (ii) 34,470 Common Shares underlying Warrants. Boothbay Diversified Alpha Master Fund, LP, a Cayman Islands limited partnership (the “Fund”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all securities held by the Fund. Ari Glass is the Managing Member of the Adviser. Each of the Fund, the Adviser, and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

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(10) The shares being registered include the following: (i) 45,125 Common Shares and (ii) 67,632 Common Shares underlying Warrants. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (the “Fund”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all securities held by the Fund. Ari Glass is the Managing Member of the Adviser. Each of the Fund, the Adviser, and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(11) The shares being registered include the following: (i) 7,570 Common Shares and (ii) 11,344 Common Shares underlying Warrants. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Stoch, Chill and Wallace disclaim beneficial ownership of these securities.

(12) The shares being registered include 136,363 Common Shares underlying the Placement Agent Warrants. David Rosenberg has voting and dispositive control with respect to the securities being offered. Notwithstanding percentage ownership of Ladenburg, each outstanding convertible security post sale has a blocker of 4.99% ownership.

Relationship with Selling stockholders

Pursuant to the Private Offering, we agreed to file the registration statement of which this prospectus is a part to register the resale of the shares of Common Stock sold in the Private Offering and shares of Common Stock underlying the Prefunded Warrants and Warrants sold in the Private Offering, and to use best efforts to keep such registration statement effective at all times until such date that the applicable Warrant Shares either (i) have been sold, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Except for Ladenburg Thallman & Co. Inc. who served as our placement agent with respect to the April 2023 Offering, as well as placement agent or underwriter in a number of our prior offerings, none of the selling stockholders nor any persons having control over such selling stockholders have held any position or office with us or our affiliates within the last three years nor has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current executive officers and directors as a group.

The information in the following table is calculated based on 5,781,919 shares of our common stock outstanding as of April 5, 2023.

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Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date, including upon the exercise of common stock purchase options or warrants.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
Armistice Capital, LLC (2)	633,271	9.99%
Directors and Named Executive Officers
James R. Neal(3)	1,290	*
Thomas Hallam, Ph.D.(4)	2,751	*
Stephanie C. Diaz(5)	1,258	*
Donald Williams(6)	1,258	*
Mary Ann Gray, Ph.D.(7)	1,046	*
Cristina Csimma, Pharm.D., MHP(8)	1,010	*
Robert J. Trenschel, D.O.(9)	46,605	*
Binxian Wei(10)	1,006	*
J.D. Finley(11)	13,950	*
Michael Dawson, M.D.(12)	300	*
Herbert Slade, MD FAAAAI (13)	-	*
Robert McRae (14)	1,855	*
All directors and executive officers as a group (12 persons)(15)	72,329	1.25%

*	Represents less than one percent

(1)	Except as otherwise indicated in the footnotes to this table, this table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, and Form 4s, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock underlying options, warrants and convertible securities that are currently exercisable or exercisable within 60 days of April 5, 2023 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, warrants or convertible securities, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 5,781,919 shares of common stock outstanding on April 5, 2023, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of the beneficial owner is c/o Palisade Bio, Inc. 7750 El Camino Real, Suite 2A, Carlsbad, CA 92009.

(2)	Includes (i) 76,140 shares of common stock and 557,131 common shares underlying prefunded warrants that have a beneficial ownership limitation of 9.99%. The amounts exclude an additional 1,885,492 common shares underlying warrants consisting of (i) 1,760,560 common stock warrants with a 4.99% ownership limitation and (ii) 124,932 prefunded warrants with a 9.99% beneficial ownership limitation, based off internal records of Company regarding ownership of Armistice Capital, LLC. The Address of beneficial owner is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Includes 1,290 shares of common stock underlying stock options.

(4)	Includes (i) 1,151 shares of common stock, and (ii) 1,600 shares of common stock underlying common stock purchase warrants. Dr. Hallam ceased to be an officer and director of the Company effective October 11, 2022.

(5)	Includes 1,258 shares of common stock underlying stock options.

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(6)	Includes 1,258 shares of common stock underlying stock options.

(7)	Includes 80 shares of common stock, and 966 shares of common stock underlying stock options.

(8)	Includes 44 shares of common stock, and 966 shares of common stock underlying stock options.

(9)	Includes (a) 299 shares of common stock, and 1,282 shares of common stock underlying stock options and (b) (i) 36,287 shares of common stock and (ii) 8,737 shares of common stock that may be acquired within 60 days pursuant to the exercise of outstanding warrants held by Yuma Regional Medical Center. The board of directors of Yuma Regional Medical Center, acting by a majority vote, has the authority to direct the vote and/or disposition of any and all shares of common stock and warrants held by Yuma Regional Medical Center. The address of Yuma Regional Medical Center is 2400 South Avenue A, Yuma, Arizona, 85364. Dr. Trenschel is the President, Chief Executive Officer and member of the board of directors of Yuma Regional Medical Center and shares voting and investment power over the shares held by Yuma Regional Medical Center. Dr. Trenschel also serves on our board of directors.

(10)	Includes (i) 40 shares of common stock and (ii) 966 shares of common stock underlying stock options.

(11)	Consists of (a)(i) 3,848 shares of common stock held by Mr. Finley, (ii) 4,008 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. Finley, (iii) 5,281 shares of common stock underlying options held by Mr. Finley, (b)(i) 777 shares of common stock held by FCW Investments LLC, (ii) 33 shares of common stock underlying warrants held by FCW Investments, LLC, and (c) 3 shares underlying warrants held by Pacific Premier Trust Co. The address for Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA is PO Box 173859, Denver, CO 80217. The address for FCW Investments LLC is 19 Cherrymoor Dr, Englewood, CO 80113. Mr. Finley has sole investment and voting power over the shares held by Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA and FCW Investments LLC. Does not include (i) 57,200 options, (ii) 41,700 restricted stock units (RSU’s), and (iii) 32,500 performance stock units (PSUs), which are all conditional grants issued on February 6, 2023 to Mr. Finley, that are subject to shareholder approval. Assuming shareholder approval is received, the options and RSU’s vest quarterly in 12 equal instalments over a three-year period, and the PSUs vest based on volume weighted average trading price of the Company’s common stock – see “Certain Related Party Transactions” in this Proxy Statement for a further discussion of the vesting conditions. Such conditional grants are all being solicited for shareholder approval in this Proxy Statement.

(12)	Includes 300 shares of common stock. Dr. Dawson ceased to be an officer of the Company effective October 11, 2022.

(13)	Dr. Slade was appointed to serve as our Chief Medical Officer on November 17, 2022.

(14)	Mr. McRae was appointed to serve as our Chief Operating Officer on February 2, 2023. Includes (i) 625 shares of common stock held by Mr. McRae, (ii) 440 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. McRae, and (iii) 750 shares of common stock underlying options held by Mr. McRae. Does not include (i) 12,000 options, (ii) 8,800 restricted stock units (RSU’s), and (iii) 17,900 performance stock units (PSUs), which are all conditional grants issued on February 6, 2023 to Mr. McRae, that are subject to shareholder approval. Assuming shareholder approval is received, the options and RSU’s vest quarterly in 12 equal instalments over a three-year period, and the PSUs vest based on volume weighted average trading price of the Company’s common stock – see “Certain Related Party Transactions” in this Proxy Statement for a further discussion of the vesting conditions. Such conditional grants are all being solicited for shareholder approval in this Proxy Statement.

(15)	Includes the shares described in footnotes (3)-(14) above.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, certain provisions of our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), Amended and Restated Bylaws (“Bylaws”), Certificate of Designation of Preferences, Rights and Limitations of Series A 4.5% Convertible Preferred Stock (“Series A Certificate of Designation”), Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (“Series B Certificate of Designation”), and certain provisions of Delaware law are summaries. The following description is not complete and is subject to and qualified in its entirety by our Certificate of Incorporation, Bylaws, Series A Certificate of Designation, and Series B Certificate of Designation, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law (“DGCL”).

As of the date of this prospectus, our authorized capital stock consists of 280,000,000 shares of common stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Fully Paid and Non-Assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock are available for issuance by our Board without any further stockholder action, except as required by the listing standards of the Nasdaq Stock Market.

Voting Rights

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Our Bylaws establish a classified Board that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Economic Rights

Except as otherwise expressly provided in our Certificate of Incorporation or required by applicable law, all shares of common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects for all matters, including those described below.

Dividends and Distributions. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our common stock. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Preferred Stock

Under the terms of our Certificate of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 7,000,000 shares of preferred stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by our Board. Our Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of our common stock.

Series A 4.5% Convertible Preferred Stock

In December 2016, we designated a series of our preferred stock as Series A 4.5% Convertible Preferred Stock consisting of 1,000,000 designated shares (which is subject to increase without the consent of all of the holders of the Series A 4.5% Convertible Preferred Stock in the event such additional shares of Series A 4.5% Convertible Preferred Stock are issued solely to the holders as payment of accrued dividends).

As of April 5, 2023, we had outstanding 200,000 shares of Series A 4.5% Convertible Preferred Stock with a stated value of $12.79 per share held by one holder and which are immediately convertible into an aggregate of 129 shares of common stock. The Series A 4.5% Convertible Preferred Stock have no provisions regarding subsequent securities issuances or so called “price protection provisions.” The holders of Series A 4.5% Convertible Preferred Stock shall be entitled to receive dividends in cash or additional shares of Series A 4.5% Convertible Preferred Stock if and when declared by our Board in preference to the payment of any dividends on our common stock. The holders of Series A 4.5% Convertible Preferred Stock shall have no voting rights but shall be entitled to appoint one member to our Board. This right to appoint a member of the Board will terminate when there are less than 200,000 shares of Series A 4.5% Convertible Preferred Stock outstanding. As long as any shares of Series A 4.5% Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A 4.5% Convertible Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series A 4.5% Convertible Preferred Stock or alter or amend the Certificate of Designation, other than to authorize and issue additional shares of Series A 4.5% Convertible Preferred Stock. In addition, holders of Series A 4.5% Convertible Preferred Stock are subject to beneficial ownership limitations.

Options

As of April 5, 2023, we had outstanding stock options to purchase an aggregate of 63,789 shares of common stock issued pursuant to (i) Leading BioSciences 2013 Amended and Restated, Employee, Director and Consultant Equity Incentive Plan, (ii) Palisade Bio 2021 Equity Incentive Plan, and (iii) Palisade 2021 Inducement Plan. The options have a remaining weighted average term of approximately 8.7 years and an average weighted exercise price of $174.70 per share. The amounts described herein do not include an aggregate of 81,500 options that were issued on a conditional basis pursuant to Nasdaq rules that are not exercisable and can be unwound and cancelled if shareholder approval is not received.

Restricted Stock Units

As of April 5, 2023, we had an aggregate of 35,770 shares of Common Stock underlying restricted stock units. The restricted stock units typically vest on a quarterly basis between one (1) to three (3) years and currently have a remaining average vesting term of approximately 1.46 years. The amounts described herein do not include an aggregate of 59,500 restricted stock units that were issued on a conditional basis pursuant to Nasdaq rules that are not exercisable and can be unwound and cancelled if shareholder approval is not received.

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Performance Restricted Stock Units

As of April 5, 2023, we had an aggregate of 68,700 restricted performance stock units that vest (a) 50% when the volume weighted average price of our Common Stock over 20 consecutive trading days is $3.20, and (b) 50% when such volume weighted average price of our Common Stock over 20 consecutive trading days is $4.25. The restricted performance stock units were made on a conditional basis pursuant to Nasdaq market rules and will not be exercisable and can be unwound and cancelled if applicable shareholder approval is not received.

Warrants

As of April 5, 2023, we had outstanding common stock purchase warrants to purchase an aggregate of 1,604,421 shares of Common Stock, with a remaining average term of 4.41 years and a weighted average exercise price of $18.26 per share. Such amount does not include the Prefunded Warrants.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Amended and Restated Bylaws

Board Composition and Filling Vacancies. Our Bylaws provide for our Board to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we have or may issue may be entitled to elect. Our Bylaws also provide that subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors.

Special Meeting of Stockholders. Our Bylaws also provides that a special meeting of stockholders may be called only by our chairperson of the Board, chief executive officer or president, the secretary or any two directors.

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Advance Notice Requirements. Our Bylaws also establish advance notice procedures with respect to certain stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors.

Amendment to Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. We act as the transfer agent and registrar for our Series A 4.5% Convertible Preferred Stock and Series B Convertible Preferred Stock to the extent any shares are outstanding.

Listing on the Nasdaq Capital Market

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI.”

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities registered under this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of Palisade Bio, Inc. as of December 31, 2021 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements of Palisade Bio, Inc. as of and for the year ended December 31, 2022 incorporated by reference in this Prospectus and in the Registration Statement has been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the Silvestre Law Group, P.C., Westlake Village, California.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being registered under this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities registered under this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

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We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor & News section of our website under the heading “SEC Filings”. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is www.palisadebio.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 22, 2023;

●	our Current Reports Form 8-K filed with the SEC on January 4, 2023, February 8, 2023, March 13, 2023; and April 5, 2023; and;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2023 (other than the portions thereof which are furnished and not filed); and

●	the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on July 1, 2015, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022.

You may access the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, Proxy Statements, and amendments, if any, to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website (www.sec.gov) or our website (www.palisadebio.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to 7750 El Camino Real, Suite 2A, Carlsbad, CA 92009, Attn: Secretary or may be made telephonically at (858) 704-4900.

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3,925,492 SHARES OF COMMON STOCK

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PROSPECTUS

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APRIL 27, 2023